UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Monster Worldwide, Inc.
(Name of Registrant as Specified In Its Charter)

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The following letter was sent by Monster Worldwide, Inc. to certain institutional stockholders of Company common stock beginning May 22, 2007.

May 22, 2007

Dear                  :

I am writing to express my support, and to request your support, for the re-election of all of the nominees to the Board of Directors (the “Board”) of Monster Worldwide, Inc. (“Monster” or the “Company”).

As you may know, I joined the Board in July 2006, headed the Special Committee that investigated the Company’s prior stock option granting practices, became non-executive Chairman of the Executive Committee upon the resignation of Andrew McKelvey as Chairman and was appointed Chairman and Chief Executive Officer of the Company less than two months ago.  So while I was not part of Monster when the stock option backdating occurred, I have had a unique perspective on the reaction of the Board to those practices.

I believe that the incumbent directors acted promptly and decisively to deal with these issues.  They were fully supportive of the work of the Special Committee.  They initiated significant changes in the Company’s senior and longstanding management.  They endorsed candid public disclosure that stock options were intentionally backdated.  They recruited new independent directors and completely changed the composition of the Compensation Committee.  They comprehensively reviewed and revised the Company’s corporate governance practices to make them state-of-the-art, and they have instituted controls intended to substantially eliminate the possibility of any reoccurrence of stock option backdating.

I believe that directors who recognize a problem and take clear and unequivocal action to address and correct it are deserving of re-election by the stockholders.

The Stock Option Backdating Was the Product of a Fraud Carried Out by
Former Members of Management

As was publicly disclosed, the Special Committee investigation showed that the stock options were intentionally “backdated” by persons formerly in positions of responsibility at the Company, for the purpose of issuing stock options at a higher intrinsic value than would otherwise have been the case without recording the charge to earnings that should have been taken.

In connection with the Special Committee investigation, the Board terminated the employment of its former General Counsel, Myron Olesnyckyj, who had substantial responsibility for the administration of the Company’s stock option plan.  Subsequently, on February 15, 2007, Mr. Olesnyckyj pleaded guilty to a two-count felony Information charging him with conspiracy to commit securities fraud and securities fraud in connection with stock options backdating at the Company.  The Information to which Mr. Olesnyckyj pled guilty stated:

“From in or about 1996 through in or about 2006(1), Myron Olesnyckyj and his co-conspirators engaged in an illegal scheme to deceive Monster’s Board of Directors, shareholders, and auditors, as well as securities analysts, the SEC, members of the investing public and others, concerning Monster’s systematic backdating of options grants and Monster’s failure to record compensation expense in connection with those backdated stock option grants.”

In short, Mr. Olesnyckyj’s plea demonstrates that there were criminal efforts to carry out a securities fraud conspiracy to deceive the directors and others regarding the Company’s extensive backdating of stock options and its failure to record the correct accounting entries regarding backdated stock option grants.

(1)             While the directors first began to learn about the backdating scheme in 2006, the actual backdating of options ceased in early 2003.

The Special Committee Found No Evidence of Complicity by the Outside Directors

The Special Committee conducted a comprehensive investigation.  Its counsel and forensic accountants spent more than 6,970 hours conducting interviews with approximately 33 individuals and reviewed over 415,000 documents.  The Special Committee discovered no evidence that members of the Compensation Committee during the periods at issue intentionally participated in the improper backdating of stock options.

Corrective Measures Taken By the Board of Directors

1.               The Company has added three new independent directors to its Board of Directors, has changed the composition of the entire Compensation Committee and has substantially changed the composition of other Board committees.  The new directors are all new to Monster and all have substantial experience in corporate governance.  The Compensation Committee is now entirely composed of independent directors who have not previously served on that Committee and who were not directors at the time of the option backdating practices.

2.               The Company has instituted new corporate governance practices following the discovery of the stock option backdating, including the following practices:

•             Adoption of Corporate Governance Guidelines and Amended and Restated Charters of Board Committees:  The Board adopted Corporate Governance Guidelines and made improvements to the charters of the various Board committees.

•             Majority Voting:  The Corporate Governance Guidelines contain a “majority voting” provision for the election of directors.  In an uncontested election, any nominee for director who receives a greater number of votes of the Company’s common stock “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation to the Chairperson of the Board following certification of the stockholder vote.  The Corporate Governance and Nominating Committee recommends to the Board what action the Committee believes should be taken in response to the offered resignation and the Board acts on the Committee’s recommendation within 90 days following certification of the stockholder vote.

The new Corporate Governance Guidelines and the revised charters are available on the Company’s website at www.monsterworldwide.com.

The Board has adopted specific controls with respect to the Compensation Committee’s approval of stock option grants.  These practices, set forth in the charter of the Compensation Committee, require the implementation of stringent procedures relating to option grants designed to prevent any recurrence of fraudulent stock option backdating.  In particular, these practices mandate that, other than in extraordinary circumstances, stock options shall be granted only during regularly scheduled meetings, and therefore not by unanimous written consent or even at special meetings called for the purpose of granting stock options.  In addition, all action necessary to effect a stock option grant must be documented on the date of the grant, the documentation must be signed by me and by members of the Compensation Committee and audits will be conducted to assure appropriate accounting.

The Company has strived to achieve a balance between retaining directors who have experience and knowledge of the Company’s history and business and adding new directors who bring fresh ideas and perspectives to the Company.  This balance is mandated in the newly adopted corporate governance guidelines — a provision that is rare, if not unique, among U.S. public companies.

As you can see from the foregoing, the Board has taken concrete and substantial steps in response to the stock option backdating.  We recognize that certain advisory groups have recommended that votes be withheld from certain nominees who previously served on the Compensation Committee.  We believe that it is not in the best interests of stockholders of the Company to follow this recommendation.  To do so would force the submission of resignations from incumbent directors who have responded appropriately and earnestly to an option backdating situation that was hidden from them.  The Company would be deprived of the knowledge and background from approximately one-third of our Board who are our most useful repositories of institutional memory.  In my judgment to withhold votes from these directors would not only be a disincentive to directors in general from openly taking corrective action, but would also be especially punitive to Monster by depriving the

Company of the directors’ experience and skills that the Company needs.

If you have any questions or would like to discuss further, please contact me at (212) 351-7007.

Sincerely,
/s/ Sal Iannuzzi
Sal Iannuzzi
Chairman of the Board of Directors
and Chief Executive Officer